Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett	Teresa Stubbs
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	812-206-4332
jnesbett@institutionalms.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES RECEIPT OF NOTICE OF NON-COMPLIANCE FROM NASDAQ
ATLANTA, GA.—(PRIME NEWSWIRE)—July 22, 2008—MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced that on July 16, 2008 it received notice from the Nasdaq Stock Market (“Nasdaq”) of the failure of its common stock to maintain a minimum bid price of $1.00 per share for thirty (30) consecutive trading days, as required by Nasdaq Marketplace Rule 4450(a)(5). If at anytime before January 12, 2009, the minimum bid price for the Company’s common stock closes at $1.00 per share or more for 10 consecutive trading days, Nasdaq will notify the Company in writing that its compliance with the rule has been restored. If the Company does not demonstrate such compliance by January 12, 2009 Nasdaq will provide written notification of delisting of the Company’s securities from the Nasdaq Global Market.
The Company previously received a letter from Nasdaq on April 22, 2008 that notified the Company that it had not maintained the minimum value of publicly held shares of $15,000,000 required for continued listing on the Nasdaq Global Market, as set forth in Marketplace Rule 4450(b)(3) (the “MVPHS Rule”). The Company had until July 21, 2008, to regain compliance with the MVPHS Rule. The June 16, 2008 letter from Nasdaq has no effect on the April 22, 2008 notice of non-compliance received from Nasdaq. In the event that the Company did not regain compliance with the MVPHS Rule by July 21, 2008, then Nasdaq would issue a notice of delisting of the Company’s securities from the Nasdaq Global Market. The Company would then have 7 calendar days from the date of any such delisting notice to appeal the Nasdaq delisting by requesting a hearing before the Nasdaq Listing Qualifications Panel.
About MedAvant Healthcare Solutions
MedAvant is a national connectivity network that connects payers with providers in a real-time environment for the purpose of transparently messaging administrative, financial and clinical information in order to lower total administrative costs, improve payer, provider and member relationships, and to ultimately improve clinical outcomes.
For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.

Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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